Exhibit (a)(1)(iv)

Offer to Purchase for Cash

All Outstanding Shares of Common Stock

of

DIEDRICH COFFEE, INC.

at

$35.00 NET PER SHARE

Pursuant to the Offer to Purchase dated December 11, 2009

by

PEBBLES ACQUISITION SUB, INC.,

a wholly owned subsidiary of

GREEN MOUNTAIN COFFEE ROASTERS, INC.

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT (ONE MINUTE AFTER 11:59 P.M.), NEW YORK CITY, NEW YORK TIME, ON MONDAY, JANUARY 11, 2010, UNLESS THE OFFER IS EXTENDED.

December 11, 2009

To Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees:

We have been engaged by Pebbles Acquisition Sub, Inc., a Delaware corporation (“Purchaser”) and a wholly owned subsidiary of Green Mountain Coffee Roasters, Inc., a Delaware corporation (“GMCR”), to act as Information Agent in connection with Purchaser’s offer to purchase (the “Offer”) all outstanding shares of common stock, par value $0.01 per share (the “Shares”), of Diedrich Coffee, Inc., a Delaware corporation (“Diedrich”), at a purchase price of $35.00 per Share, net to the seller in cash, without interest thereon, upon the terms and subject to the conditions set forth in the Offer to Purchase dated December 11, 2009 (the “Offer to Purchase”) and the related Letter of Transmittal (the “Letter of Transmittal”) enclosed herewith.

Please furnish copies of the enclosed materials to those of your clients for whom you hold Shares registered in your name or in the name of your nominee.

For your information and for forwarding to your clients for whom you hold Shares registered in your name or in the name of your nominee, we are enclosing the following documents:

1. The Offer to Purchase;

2. The Letter of Transmittal for your use in accepting the Offer and tendering Shares and for the information of your clients;

3. A Notice of Guaranteed Delivery to be used to accept the Offer if the certificates for Shares and all other required documents cannot be delivered to Computershare Trust Company, N.A. (the “Depositary”) by the Expiration Time (as defined in the Offer to Purchase) or if the procedure for book-entry transfer cannot be completed by the Expiration Time;

4. A form of letter which may be sent to your clients for whose accounts you hold Shares registered in your name or in the name of your nominee, with space provided for obtaining such clients’ instructions with regard to the Offer; and

5. A return envelope addressed to Computershare Trust Company, N.A., the Depositary, for your use only.

Certain conditions to the Offer are described in “The Offer – Section 14 – Conditions of the Offer” in the Offer to Purchase.

We urge you to contact your clients as promptly as possible. Please note that the Offer and withdrawal rights will expire at 12:00 midnight (one minute after 11:59 p.m.), New York City, New York time, on Monday, January 11, 2010, unless the Offer is extended.

For Shares to be properly tendered pursuant to the Offer, (a) the Share certificates, or confirmation of receipt of such Shares under the procedure for book-entry transfer, together with a properly completed and duly executed Letter of Transmittal, including any required signature guarantees, or an “Agent’s Message” (as defined in “The Offer – Section 2 – Acceptance for Payment; Payment” in the Offer to Purchase) in the case of book-entry transfer, and any other documents required in the Letter of Transmittal, must be timely received by the Depositary or (b) the tendering stockholder must comply with the guaranteed delivery procedures, all in accordance with the Offer to Purchase and Letter of Transmittal.

Purchaser will not pay any fees or commissions to any broker or dealer or other person (other than the Depositary and the Information Agent as described in the Offer to Purchase) for soliciting tenders of Shares pursuant to the Offer. Purchaser will, however, upon request, reimburse brokers, dealers, commercial banks and trust companies for reasonable and necessary costs and expenses incurred by them in forwarding materials to their customers. Purchaser will pay all stock transfer taxes applicable to its purchase of Shares pursuant to the Offer, subject to Instruction 6 of the Letter of Transmittal.

Any inquiries you may have with respect to the Offer and requests for additional copies of the enclosed materials should be addressed to the undersigned at the address and telephone number set forth on the back cover of the Offer to Purchase.

Very truly yours,

/s/ Merrill Lynch, Pierce, Fenner & Smith Incorporated

Merrill Lynch, Pierce, Fenner & Smith Incorporated

Nothing contained herein or in the enclosed documents shall constitute you the agent of Purchaser, GMCR, the Information Agent, the Dealer Manager or the Depositary or any affiliate of any of them or authorize you or any other person to use any document or make any statement on behalf of any of them in connection with the Offer other than the enclosed documents and the statements contained therein.

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